Exhibit j under Form N-1A
Exhibit 23 under 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the  Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 33-6901) of Federated Equity Income Fund, Inc., and to the incorporation by reference of our report, dated January 22, 2010, on Federated Equity Income Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2010